        Exhibit 10.2

September 14, 2020

Rosamund Else-Mitchell

Dear Rose:

It is my pleasure to confirm our offer of employment with Scholastic Corporation as President, Scholastic Educational Publishing Group, which includes the two divisions, Scholastic Education and Classroom Magazines/ Digital Subscriptions which make up the Education Segment of Scholastic. As agreed you will prepare a plan for this business during the balance of this fiscal year, to May 31 2021, working with Greg Worrell and Beth Polcari who will continue to operate their respective divisions during this time. As of June 1 2021, you will be fully responsible for directing the combined group. As we have discussed, in these positions you will report directly to me. You will receive a base salary at the rate of $620,000 per annum, which will be paid to you on a bi-weekly basis. We anticipate your start date will be September 14, 2020.

You will also receive a one-time sign-on bonus of $100,000, which will be paid to you when you join the company. We will also pay relocation expenses.

We will recommend to the compensation committee of our Board of Directors that you receive annual equity incentive grants under the Scholastic Corporation 2011 Stock Incentive Plan with a value of $500,000 per year in 2020 and 2021, with the grant dates expected to be in October 2020 and September 2021, such value to be paid 60% in restricted stock units and 40% in stock options. The number of stock options granted will be determined based on the Black Scholes model of calculating the fair value of a stock option on the date of each grant, and the number of restricted stock units awarded will be determined by using the fair market value of the Scholastic common stock on the date of each grant. These grants will vest in three equal annual installments over three years, with the first installment vesting on the first anniversary of the date of the applicable grant. You will continue to be eligible for long term equity incentives thereafter. Your performance and salary will also be reviewed annually, starting in October 2021 during our common merit review process.

You will be eligible to participate in our Scholastic Management Incentive Plan (MIP) with a bonus target percentage of 70% of your base salary. While your target remains 70% of your base pay, for FY ’21 our MIP plan will be discretionary. The discretionary incentive may be paid based on company results as well as individual business performance. This change is made due to the impact of delayed school reopening issues on our book fair revenues as well as some other areas. However, in FY 21 you will be eligible to receive a one-time payment equal to 30% of your MIP target in the amount of $130,200.00 for the development of an approved Global Digital Strategy. You must be an active employee of Scholastic at the time bonus payments are made, in August to receive payment.

        Exhibit 10.2
Rosamund Else-Mitchell
September 21, 2020

You will receive four weeks of vacation annually.

Your medical coverage, life insurance and 401(k) benefits will commence the day you begin work, provided you enroll within the first 31 days of employment. Scholastic is committed to helping our employees and their families lead healthy, productive lives. Our benefits packages and wellness programs help our employees succeed at work and at home. We offer an array of flexible plans with options that allow employees to select the plan most appropriate for them. Following your acceptance of this offer, l will arrange for someone to provide initial orientation in New York and introduce you to our benefits programs and how to enroll, as well as to take you through the payroll and other forms and policies which will need to be accomplished in order for your paycheck to be processed.

In addition, please return to me a scanned copy of this offer letter, signed by you, along with valid identification (i.e., social security card and driver's license or passport, visa or green card) as proof of employment eligibility, which will also be required as part of the onboarding process,

While we normally require background checks, in this case because you are a former employee of the Company we will waive that circumstance. Employment at Scholastic is at the will of the Company and/or you and as such this letter does not create a contract of permanent employment. If you have any other questions, please do not hesitate to contact me.

And finally, welcome to Scholastic! I am both pleased and excited by your re-joining the Company and am confident that you will make a significant contribution to Scholastic's success and will play an important role within our Company. I am looking forward to working with you.

Sincerely,

/s/ Richard Robinson
Richard Robinson
Chairman, President and Chief Executive Officer

/s/ Rosamund Else-Mitchell
Rosamund Else-Mitchell